CERTIFICATE OF FORMATION

OF

GRAHAM PACKAGING PLASTIC PRODUCTS LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended, hereby certifies as follows:

FIRST. The name of the limited liability company is Graham Packaging Plastic Products LLC (the "Company").

SECOND. The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The formation of the limited liability company will be effective on December 30, 2017.

IN WITNESS WHEREOF, the undersigned, as authorized representative of the Company, has executed this Certificate of Formation as of December 29, 2017.

By:    /s/ Tracy Reeves
Tracy Reeves,
Authorized Representative

Step 8c – Certificate of Formation of GPPP